Exhibit 99.1

Procter & Gamble

Pharmaceuticals

Combined Financial Statements as of

June 30, 2009 and 2008 and for the

Years Ended June 30, 2009, 2008 and 2007

and Independent Auditors’ Report

INDEX TO COMBINED FINANCIAL STATEMENTS OF PROCTER & GAMBLE PHARMACEUTICALS

i

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of The Procter & Gamble Company:

We have audited the combined balance sheets of Procter & Gamble Pharmaceuticals (the “Company”) (a combination of wholly owned subsidiaries and operations of The Procter & Gamble Company) as of June 30, 2009 and 2008, and the related combined statements of income, equity and cash flows for each of the three years in the period ended June 30, 2009. As discussed in Note 2, the combined financial statements have been carved out from The Procter & Gamble Company’s consolidated financial statements to present the historical financial position, results of operations, and cash flows of The Procter & Gamble Company’s pharmaceutical business. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2009 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the combined financial statements of the Company include allocations of certain corporate costs from The Procter & Gamble Company. These costs may not be reflective of the actual level of costs which would have been incurred had the Company operated as a separate entity apart from The Procter & Gamble Company.

As discussed in Note 10 to the combined financial statements, the Company adopted the provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment to SFAS Nos. 87, 88, 106, and 132(R), effective June 30, 2007. As discussed in Note 11 to the combined financial statements, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of Financial Accounting Standards Board Statement No. 109, effective July 1, 2007.

August 31, 2009

Procter & Gamble Pharmaceuticals

COMBINED STATEMENTS OF INCOME

Years ended June 30, 2009, 2008 and 2007

(Dollars in millions)

	Year ended June 30, 2009	Year ended June 30, 2008	Year ended June 30, 2007
Net sales	$2,317.5	$2,531.7	$2,444.9
Cost of products sold	217.3	248.1	261.9

Gross profit	2,100.2	2,283.6	2,183.0

Selling, general and administrative expense	825.7	999.5	1,034.0
Other operating expense	456.0	603.9	595.9

Operating income	818.5	680.2	553.1

Income taxes	279.2	210.8	163.8

Net income	$539.3	$469.4	$389.3

See notes to combined financial statements.

Procter & Gamble Pharmaceuticals

COMBINED BALANCE SHEETS

June 30, 2009 and 2008

(Dollars in millions)

	June 30, 2009	June 30, 2008
Current assets:
Cash & cash equivalents	$2.7	$2.7
Accounts receivable, net	280.7	301.9
Inventories
Materials and supplies	7.9	16.2
Work in process	33.0	42.6
Finished goods	34.3	47.3

Total inventories	75.2	106.1
Deferred income taxes	59.4	59.3
Prepaid and other current assets	59.3	68.4

Total current assets	477.3	538.4

Property, plant and equipment
Buildings	83.8	86.0
Machinery and equipment	192.0	220.9
Land	17.8	18.7

Gross property, plant and equipment	293.6	325.6
Accumulated depreciation	(210.2)	(201.7)

Net property, plant and equipment	83.4	123.9

Goodwill	152.8	165.3
Intangible assets, net	208.3	256.6

Net goodwill and intangible assets	361.1	421.9

Deferred income taxes	53.6	55.8
Other noncurrent assets	14.0	17.2

Total assets	$989.4	$1,157.2

Current liabilities:
Accounts payable	$78.5	$82.9
Accrued expenses and other liabilities	410.5	488.1

Total current liabilities	489.0	571.0

Liability for unrecognized tax benefits	28.0	28.4
Other noncurrent liabilities	110.9	101.3

Total liabilities	627.9	700.7

Commitments and contingencies (Note 12)

Equity:
Accumulated other comprehensive income	74.5	118.3
Divisional equity	287.0	338.2

Total equity	361.5	456.5

Total liabilities and equity	$989.4	$1,157.2

See notes to combined financial statements.

Procter & Gamble Pharmaceuticals

COMBINED STATEMENTS OF EQUITY

Years ended June 30, 2009, 2008 and 2007

(Dollars in millions)

	Divisional equity	Accumulated other comprehensive income	Total
Balance at June 30, 2006	$427.7	$43.5	$471.2
Distributions to P&G, net	(471.9)	—	(471.9)
Net income	389.3	—	389.3
Other comprehensive income:
Currency translation adjustments	—	20.1	20.1

Total comprehensive income			409.4
Adjustment to initially apply new accounting guidance, net of taxes of $1.1	—	(1.8)	(1.8)

Balance at June 30, 2007	345.1	61.8	406.9
Distributions to P&G, net	(472.2)	—	(472.2)
Net income	469.4	—	469.4
Adoption of new accounting guidance	(4.1)	—	(4.1)
Other comprehensive income:
Currency translation adjustments	—	52.6	52.6
Defined benefit retirement plans, net of taxes of ($1.8)	—	3.9	3.9

Total comprehensive income			521.8

Balance at June 30, 2008	338.2	118.3	456.5
Distributions to P&G, net	(590.5)	—	(590.5)
Net income	539.3	—	539.3
Other comprehensive income (loss):
Currency translation adjustments	—	(41.2)	(41.2)
Defined benefit retirement plans, net of taxes of $0.7	—	(2.6)	(2.6)

Total comprehensive income			495.5

Balance at June 30, 2009	$287.0	$74.5	$361.5

See notes to combined financial statements.

Procter & Gamble Pharmaceuticals

COMBINED STATEMENTS OF CASH FLOWS

Years ended June 30, 2009, 2008 and 2007

(Dollars in millions)

	Year ended June 30, 2009	Year ended June 30, 2008	Year ended June 30, 2007
Cash and cash equivalents, beginning of year	$2.7	$7.0	$6.7

Operating activities:
Net income	539.3	469.4	389.3
Depreciation	40.4	32.9	43.7
Amortization of intangible assets	24.4	25.1	24.0
Intangible assets impairments	1.8	2.8	8.3
Net gains on sales and dispositions of assets	(78.5)	(10.3)	(13.5)
Change in deferred income taxes	1.7	(44.7)	(21.6)
Change in accounts receivable	6.7	(6.1)	28.7
Change in inventories	22.6	15.5	3.5
Change in prepaid and other current assets	5.0	(6.0)	4.1
Change in other noncurrent assets	2.5	0.5	(0.4)
Change in accounts payable	(0.3)	(7.6)	14.7
Change in accrued expenses and other liabilities	(64.8)	(82.0)	(16.9)
Change in liability for unrecognized tax benefits	(0.4)	24.3	—
Change in other noncurrent liabilities and other	13.8	29.4	6.3

Total operating activities	514.2	443.2	470.2

Investing activities:
Purchase of intangible assets	(0.6)	—	(5.0)
Proceeds from sales and dispositions of assets	81.0	34.0	13.5
Capital expenditures	(8.3)	(11.9)	(16.9)

Total investing activities	72.1	22.1	(8.4)

Financing activities:
Distributions to P&G, net	(586.0)	(470.3)	(461.9)

Total financing activities	(586.0)	(470.3)	(461.9)

Effect of foreign currency on cash & cash equivalents	(0.3)	0.7	0.4

Net change in cash & cash equivalents	—	(4.3)	0.3

Cash and cash equivalents, end of year	$2.7	$2.7	$7.0

Supplemental disclosure:
Taxes paid (considered remitted to P&G in the period recorded)	$284.3	$258.4	$199.6
Non-cash transfers of fixed assets to P&G, net	$4.5	$1.9	$10.0

See notes to combined financial statements.

Procter & Gamble Pharmaceuticals

NOTES TO COMBINED FINANCIAL STATEMENTS

Fiscal years ended June 30, 2009, 2008 and 2007

(Dollars in millions, except as otherwise specified)

Note 1. Nature of Operations

Procter & Gamble Pharmaceuticals (“The Company”) is a combination of wholly owned subsidiaries and operations within The Procter and Gamble Company (“P&G”).

The Company primarily engages in manufacturing, marketing and distributing prescription pharmaceuticals to wholesalers and retailers, on a global basis, primarily under the Actonel brand, a treatment for postmenopausal osteoporosis, and the Asacol brand, a treatment for inflammatory bowel disease. The Company begins to lose Actonel patent exclusivity in 2014 in the United States and 2010 in Western Europe and Canada. The Company does not have Asacol patent exclusivity in the United Kingdom where it owns the marketing and distribution rights. In geographies in which the Company pays a licensing fee to sell Asacol, patent exclusivity begins to expire in 2013. The Company primarily operates in the United States, Canada and Western Europe.

Note 2. Basis of Presentation

The Company, which comprises all of P&G’s pharmaceuticals business, is subject to a potential transaction that would separate it from P&G. The Company’s combined financial statements reflect the historical financial position, results of operations and cash flows as owned by P&G for all periods presented. Prior to the potential separation transaction, P&G has not accounted for the Company as, and the Company has not been operated as, a stand-alone company for the periods presented. The Company’s historical financial statements have been “carved out” from P&G’s consolidated financial statements and reflect assumptions and allocations made by P&G. The combined financial statements do not fully reflect what the Company’s financial position, results of operations and cash flows would have been had the Company been a stand-alone company during the periods presented. As a result, historical financial information is not necessarily indicative of what the Company’s results of operations, financial position and cash flows will be in the future.

The Company’s historical combined financial statements were prepared using P&G’s historical basis in the assets and liabilities of the business. The Company’s historical combined financial statements include all revenues, costs, assets and liabilities directly attributable to its business. In addition, certain expenses reflected in the combined financial statements include allocations of corporate expenses from P&G, which in the opinion of management are reasonable (see further discussion in Note 4). All such costs and expenses have been deemed to have been paid by the Company to P&G in the period in which the costs were recorded. Allocations of current income taxes are deemed to have been remitted, in cash, to P&G in the period the related income taxes were recorded. Amounts due to or from P&G, related to a variety of intercompany transactions including the collection of trade receivables, payment of accounts payable and accrued liabilities, charges of allocated corporate expenses, and payments of taxes paid by P&G on behalf of the Company, have been classified within Divisional equity.

The combined financial statements include the Company and its subsidiaries. Intercompany transactions are eliminated.

For the fiscal year ended June 30, 2009, the Company has evaluated subsequent events for potential recognition and disclosure through August 31, 2009, the date of financial statement issuance.

Note 3. Significant Accounting Policies

Use of Estimates

Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. These estimates and assumptions are based on management’s best knowledge of current events and actions that the Company may undertake in the future. Estimates are used in accounting for, among other items, collaboration and out-license accruals, product rebate and return reserves, accruals for costs associated with exit or disposal activities (restructuring reserves), useful lives for property, plant and equipment, useful lives for acquired intangible assets, future cash flows associated with goodwill and long-lived asset impairment testing, allocated pension/other post employment benefit costs, stock compensation, deferred tax assets and liabilities, uncertain tax benefits and contingencies. Actual results may differ from these estimates and assumptions.

Revenue Recognition

Sales are recognized when revenue is realized or realizable and has been earned. The revenue recorded includes shipping and handling costs, which generally are included in the invoice price to the customer. The Company recognizes revenue when title to the product, ownership and risk of loss are transferred to the customer, which is the date of shipment to the customer. The Company has established rebate programs with various governmental and managed care organizations who earn cash rebates when prescriptions are dispensed. Sales are made with limited right of return under certain circumstances, primarily product expiration. The Company also offers cash discounts directly to its customers. A provision for estimated rebates, returns and cash discount allowances is recorded as a reduction of sales in the same period that the revenue is recognized and is based on historical experience and business trends. Such amounts recorded were $417.5, $397.5, and $302.5 for fiscal 2009, 2008, and 2007, respectively. Taxes collected on sales are recorded on a net basis.

The Company has agreements with other pharmaceutical companies to co-promote certain pharmaceutical products. Revenues and related product costs are recognized on a gross basis in transactions where the Company is deemed to be the principal in the transaction. Revenues earned based upon a percentage of the co-promotion partners’ net sales are recognized, on a net basis, when the co-promote partners ship the related products and title passes to their customers. Expenses related to selling, marketing and research and development activities for co-promotion products are included within Selling, general and administrative expense. Contractual profit sharing payments due to co-promotion partners are included within other operating expense and contractual profit sharing payments due from co-promotion partners are included within Net sales. See Note 5.

Royalty revenue from trademark and patent out-licenses, based on third-party sales, is recognized as earned in accordance with contract terms when third-party sales can be reasonably estimated and collection is reasonably assured. These amounts were $159.0 in fiscal 2009, $154.0 in fiscal 2008 and $125.0 in fiscal 2007 and are included within Net sales.

The Company had net sales in North America of $1.6 billion, $1.7 billion and $1.7 billion for years ended June 30, 2009, 2008 and 2007, respectively. Outside of North America, the Company had net sales, primarily in Western Europe, of $719.9, $783.7 and $765.4 for the years ended June 30, 2009, 2008 and 2007, respectively. Actonel brand net sales were $1.4 billion, $1.6 billion and $1.5 billion for the years ended June 30, 2009, 2008 and 2007, respectively. Asacol brand net sales were $679.0, $651.1 and $613.4 for the years ended June 30, 2009, 2008, and 2007, respectively.

Concentration of Credit Risk and Significant Customers

The Company’s largest customers are McKesson HBOC, Cardinal Health, Inc. and AmeriSource Bergen Corporation. For the years ended June 30, 2009, 2008 and 2007, McKesson accounted for 23%, 29% and 28% of gross sales, respectively. Cardinal Health accounted for 24%, 16% and 17% of gross sales and AmeriSource Bergen accounted for 15%, 11% and 7% of gross sales, for the years ended June 30, 2009, 2008 and 2007, respectively. Credit risk arises from the inability of a counterparty to meet the terms of its obligations. The Company has not incurred and does not expect to incur any material credit losses.

Costs of Products Sold

Cost of products sold is primarily comprised of direct materials and supplies consumed in the production of product, as well as production labor, depreciation expense and direct overhead expense necessary to acquire and convert the purchased materials and supplies into finished product. Cost of products sold also includes the costs to distribute products to customers, inbound freight costs, internal transfer costs, warehousing costs and other shipping and handling activities.

Selling, General and Administrative Expense

Selling, general and administrative (SG&A) expense is primarily comprised of marketing expenses, selling expenses, research and development costs, administrative and other indirect overhead costs, and other miscellaneous operating items.

Research and development costs are expensed as incurred and were $180.5 in fiscal 2009, $266.2 in fiscal 2008 and $301.9 in fiscal 2007. Fiscal 2009 costs were focused on technical support of existing brands rather than investment in new development programs. Upfront and milestone payments paid to third parties in connection with research and development collaborations prior to regulatory approval are expensed as incurred. Payments paid to third parties upon or subsequent to regulatory approval are capitalized as intangible assets and amortized over the remaining economic useful life. Advertising costs include television, print, radio, interactive, print media, Internet and in-store advertising expenses and were $59.0 in fiscal 2009, $62.8 in fiscal 2008 and $51.2 in fiscal 2007.

Other Operating Expense

Other operating expense is comprised primarily of contractual profit sharing costs due to sanofi-aventis, a third party, pursuant to the Company’s Actonel co-promotion agreement with sanofi-aventis (see Note 5). Gains associated with brand divestitures totaling $78.5 in fiscal 2009, $10.3 in fiscal 2008 and $13.5 in fiscal 2007 are also included in other operating expense. Fiscal 2009 divestitures included five Western European brands. Also recorded within other operating expense are royalty costs associated with in-license arrangements as well as intangible asset amortization.

Currency Translation

Financial statements of operations outside the United States of America (U.S.) generally are measured using the local currency as the functional currency. Adjustments to translate those statements into U.S. dollars are recorded in Accumulated other comprehensive income. Foreign currency remeasurement gains and losses are immaterial for all periods presented.

Cash Flow Presentation

The statement of cash flow is prepared using the indirect method, which reconciles net earnings to cash flow from operating activities. These adjustments include the removal of timing differences between the occurrence of operating receipts and payments and their recognition in net income. The adjustments also remove cash flow from investing and financing activities, which are presented separately from operating activities.

Cash and Cash Equivalents

As described in Note 4, the Company has historically participated in P&G’s cash management system; accordingly substantially all cash derived from or required for the Company’s operations is applied to or against Divisional equity. Amounts reflected in cash on the balance sheet relate to demand accounts operated directly by the Company to execute decentralized local transactions.

Accounts Receivable

Receivables are recognized net of provision for payment discounts and allowances for doubtful accounts. The allowance for doubtful accounts was $0.3 and $0.3 as of June 30, 2009 and 2008, respectively. The provision for payment discounts was $5.4 and $5.1 as of June 30, 2009 and 2008, respectively.

Inventory

Inventory is stated at lower of cost or market. Inventory costs are determined on the first-in, first-out method. Provisions are made for obsolete, slow-moving or defective items when appropriate.

Property, Plant and Equipment

Property, plant and equipment is recorded at historical cost reduced by accumulated depreciation. Depreciation expense is recognized over the assets’ estimated useful lives using the straight-line method. Machinery and equipment includes office furniture and fixtures (15 year life), computer equipment and capitalized software (3 to 5 year lives) and manufacturing equipment (3 to 20 year lives). Buildings are depreciated over an estimated useful life of 40 years. Estimated useful lives are periodically reviewed and, when appropriate, changes are made prospectively. When certain events or changes in operating conditions occur, asset lives may be adjusted and an impairment assessment may be performed on the recoverability of the carrying amounts. There were no impairments for the periods presented.

Goodwill and Intangible Assets

Goodwill balances, resulting from business combinations accounted for under the purchase method, are allocated to reporting units expected to derive the benefits of the acquisition. Goodwill is not amortized, but is evaluated annually for impairment or when indicators of a potential impairment are present. The annual evaluation for impairment of goodwill is based on valuation models that incorporate internal projections of expected future cash flow and operating plans. Management believes these projections and operating plan assumptions are also comparable to those that would be used by other marketplace participants.

The cost of intangible assets with determinable useful lives is amortized on a straight-line basis over the estimated periods benefited. Assets with contractual terms are amortized over their respective legal or contractual lives. When certain events or changes in operating conditions occur, an impairment assessment is performed, impairment losses may be recorded, and lives of intangible assets with determinable lives may be adjusted prospectively. See Note 6.

Costs for Exit and Disposal Activities

The Company records restructuring activities, including costs for one-time termination benefits, in accordance with guidance on accounting for costs associated with exit or disposal activities. Asset impairment costs are recorded in accordance with guidance on accounting for the impairment and disposal of long-lived assets. See Note 8.

Stock-Based Compensation

Certain employees of the Company participate in P&G’s various share-based incentive plans under which stock options awards may be granted to certain executives and management. See Note 9.

Income Taxes

The Company is included in P&G’s consolidated tax returns in various jurisdictions and accounts for income taxes under the separate return method. Under this approach, the Company determines its tax liability and deferred tax assets and liabilities as if it were filing separate tax returns. See Note 11.

New Accounting Pronouncements and Policies

In December 2007, the Financial Accounting Standards Board (FASB) issued new accounting guidance on business combinations and non-controlling interests in consolidated financial statements. This new guidance revises the method of accounting for a number of aspects of business combinations and non-controlling interests and will be effective for the Company during its fiscal year beginning July 1, 2009. The adoption of this guidance will not have a material effect on the Company’s financial position, results of operations or cash flows.

In December 2007, the FASB issued new accounting guidance on accounting for collaborative arrangements, which defines collaborative arrangements and requires that transactions with third parties that do not participate in the arrangement be reported in accordance with existing accounting guidance on reporting revenue gross as a principal versus net as an agent. If payments between collaboration partners are not within the scope of other authoritative accounting literature, a reasonable, rational and consistent accounting policy is to be elected with respect to income statement line item classification. This new guidance will be effective for the Company during its fiscal year beginning July 1, 2009. The adoption of this guidance will not have a material effect on the Company’s financial position, results of operations or cash flows.

On July 1, 2008, the Company adopted new accounting guidance on fair value measurements for certain financial assets and liabilities without impact to the Company. The new guidance defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. The new guidance is effective for non-financial assets and liabilities recognized or disclosed at fair value on a non-recurring basis beginning July 1, 2009 and will not have a material effect on the Company’s financial position, results of operations or cash flows.

Note 4. Related Party Transactions

These statements reflect allocated expenses associated with centralized P&G support functions including: legal, accounting, tax, treasury, internal audit, information technology, human resources and other services. The costs associated with these generally include all payroll and benefit costs as well as overhead costs related to the support functions. P&G also allocated costs to the Company associated with office facilities, corporate insurance coverage and medical, pension, post-retirement and other health plan costs attributed to the Company employees participating in P&G sponsored plans. Allocations are based on a number of utilization measures including headcount, square footage and proportionate effort. Where determinations based on utilization are impracticable, P&G uses other methods and criteria such as net sales that are believed to produce reasonable estimates of costs attributable to the Company. All such amounts have been deemed to have been paid by the Company to P&G in the period in which the costs were recorded.

Central treasury activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt and interest rate management. All P&G funding to the Company since inception has been accounted for as capital contributions from P&G and all cash remittances from the Company to P&G have been accounted for as distributions to P&G. Accordingly, no debt or related interest charges from P&G are reflected in these combined financial statements. For all periods presented, the Company had significant net positive cash flow, which has been accounted for as distributions to P&G.

Note 5. Co-promotion and Licensing Agreements

The Company and sanofi-aventis (“s-a”) are parties to an agreement to co-promote Actonel on a global basis, excluding Japan. Pursuant to the agreement, a management committee comprised of equal representation from the Company and s-a is responsible for overseeing the development and promotion of Actonel. The rights and obligations of the Company and s-a are specified by geographic market. In certain geographic markets, the Company and s-a share development and promotion costs as well as product profits based on contractual percentages. Upfront cash incentive payments received by the Company are deferred and amortized to other operating expense/(income) over the remaining contract term.

In geographic markets where the Company is deemed to be the principal in transactions with customers, revenues and related product costs are recognized on a gross basis. The Company’s share of development and promotion costs are recognized within Selling, general and administrative expense. Contractual profit sharing costs are recognized in other operating expense. These profit sharing costs were $472.5 in fiscal 2009, $546.8 in fiscal 2008 and $554.8 in fiscal 2007.

In geographic markets where the Company is not the principal in transactions with customers, the Company recognizes revenue, on a net basis, for amounts earned based on s-a’s sale transactions with its customers. These amounts were $153.3 in fiscal 2009, $164.4 in fiscal 2008 and $155.0 in fiscal 2007 and are included within Net sales.

The s-a agreement term is until January 1, 2015. In the event either the Company or s-a experience a change-in-control, the other party has the option to either: 1) continue with the co-promotion agreement with the acquiring entity, or 2) require the acquiring entity to purchase its rights and obligations under the agreement for an amount determined by a valuation process specified in the contract. In addition, if the acquiring party is one of three pre-specified entities, a third option is available, to require the acquiring entity to sell its rights and obligations under the agreement for an amount determined by a valuation process specified in the contract.

The Company and Novartis are parties to an agreement to co-promote Enablex, developed by Novartis, in the United States. The Company and Novartis share development and promotion costs pursuant to the agreement. Such costs incurred by the

Company are included within Selling, general and administrative expense. The Company receives a contractual percentage of Novartis’ sales of Enablex, which is recorded on a net basis in Net sales. The Company recognized an intangible asset for the initial non-refundable payments to Novartis for the rights granted to the Company under the agreement. These amounts are being amortized to expense over the remaining Enablex patent life of 5 years; amounts are recognized within other operating expense. The Company is obligated to pay Novartis a maximum of $20.0 by March 31, 2012 if certain clinical and sales milestones are achieved.

The Company acquired the exclusive marketing and distribution rights for Asacol in the United Kingdom in December 2001. The Company recognized an intangible asset for the amounts paid for these rights, which is being amortized over its estimated economic life of 9.5 years remaining. For other geographic markets in which the Company does not own marketing and distribution rights of Asacol, the Company pays a royalty fee based on its net sales of Asacol; amounts are recognized within other operating expense. These amounts were $30.5 in fiscal 2009, $25.7 in fiscal 2008, and $21.0 in fiscal 2007.

Note 6. Goodwill and Intangible Assets

The change in the net carrying amount of goodwill was as follows:

Years ended June	2009	2008
Total goodwill, beginning of year	$165.3	$150.8
Divestiture	—	(3.4)
Foreign currency translation	(12.5)	17.9

Total goodwill, end of year	$152.8	$165.3

Components of the Company’s identifiable intangible assets, all of which have determinable lives, are as follows:

Years ended June	2009			2008
	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount	Remaining life
Asacol	$237.1	$(93.1)	$144.0	$264.5	$(88.0)	$176.5	9.5 yrs
Enablex	70.0	(27.3)	42.7	70.0	(20.5)	49.5	5.0 yrs
All other	59.6	(38.0)	21.6	64.6	(34.0)	30.6	4-13.5 yrs

Total	$366.7	$(158.4)	$208.3	$399.1	$(142.5)	$256.6

The amortization expense of intangibles for the years ended June 30, 2009, 2008 and 2007 was $24.4, $25.1, and $24.0, respectively. The Company regularly reviews its products’ remaining useful lives based on each product’s estimated future cash flows considering the introduction of generic drugs, regulatory changes, changes in contractual arrangements and changes in business strategy. Impairment charges are recognized to the extent an asset’s book carrying value exceeds its estimated fair value (derived from discounted cash flow projections). Based on its reviews, the Company recorded non-cash impairment charges on intangible assets for fiscal 2009, 2008, and 2007 of $1.8, $2.8, and $8.3, respectively. The impairment charges relate to several individual Western Europe intangible assets, none of which were individually significant. Estimated amortization expense over the next five years is as follows: 2010 - $23.0; 2011 - $22.8; 2012 - $22.8; 2013 - $22.6; and 2014 - $21.0. These estimates do not reflect the impact of future foreign exchange rate changes.

Note 7. Supplemental Financial Information

Selected components of Prepaid and other current assets are set forth below:

Years ended June 30	2009	2008
Royalty receivables	$33.8	$27.3
Other	25.5	41.1

Prepaid and other current assets	$59.3	$68.4

Selected components of Accrued expenses and other liabilities are set forth below:

Years ended June 30	2009	2008
Sanofi-aventis co-promotion accrual	$163.6	$187.2
Product rebates	121.5	131.0
Sales returns	29.2	36.3
Deferred contract incentives - current	8.8	24.3
Other	87.4	109.3

Accrued expenses and other liabilities	$410.5	$488.1

Selected components of other noncurrent liabilities are set forth below:

Years ended June 30	2009	2008
Pension liabilities	$65.5	$69.3
Deferred contract incentives - long term	38.9	30.0
Other	6.5	2.0

Other noncurrent liabilities	$110.9	$101.3

Note 8. Restructuring

The Company established a number of restructuring programs related to manufacturing and workforce rationalization efforts to maintain a competitive cost structure. Costs for such programs primarily include employee related separation benefits as well as charges related to accelerated depreciation and asset write-downs. The programs primarily relate to moving toward an external (licensing) innovation model and the outsourcing of certain production and technology facilities. Existing restructuring activities are expected to be substantially complete in fiscal 2010. Given the nature and duration of the programs, costs to be incurred in future years are subject to significant judgment to estimate timing and amounts, and may change over time.

The following table summarizes the changes in the restructuring reserve balances:

Employee separation and other cash related costs
Reserve balance at June 30, 2007	$18.8

Charges	10.2
Payments	(20.4)

Reserve balance at June 30, 2008	$8.6

Charges	33.4
Payments	(26.8)

Reserve balance at June 30, 2009	$15.2

Employee Related Separation and Other Cash Related Costs

Employee separation and other cash related costs primarily relate to severance packages, outplacement, training and health benefits. The packages are predominantly voluntary and are formula-driven, based on salary levels and past service. The current and planned separations span across the organization, including manufacturing, selling, research and administrative positions. The ending reserve balances are included in Accrued expenses and other liabilities. Separation charges for manufacturing employees and selling, general and administrative employees are included in the Cost of products sold and Selling, general and administrative expense, respectively.

Accelerated Depreciation and Asset Write-Downs

Charges for accelerated depreciation relate to long-lived assets that will be taken out of service prior to the end of their originally established useful lives. The Company has shortened the estimated useful lives of such assets, resulting in incremental depreciation expense over the newly estimated service period. Asset write-downs relate to the establishment of new carrying values for assets held for sale or disposal. These assets are in the process of being removed from service and expected to be disposed of or sold within the next 12 months. These charges represent the write-down of assets to the amount expected to be realized upon sale or disposal. Accelerated depreciation and asset write-down charges related to restructuring activities were $22.3 and $9.0 for fiscal 2009 and 2008, respectively. Accelerated depreciation and asset write-down charges for manufacturing assets and other assets are included in Cost of products sold and Selling, general and administrative expense.

Note 9. Stock-Based Compensation

Certain of the Company’s employees have been granted P&G stock options under P&G’s primary stock-based compensation plan. Under this plan, stock options are granted annually to key managers with exercise prices equal to the market price of the underlying common stock on the date of grant. Grants issued under this plan vest after three years and have a 10-year life. Grants issued from July 1998 through August 2002 vest after three years and have a 15-year life, while grants issued prior to July 1998 vest after one year and have a 10-year life. In addition to the grants made to key managers, a certain number of the Company’s employees have been granted P&G stock options for which vesting terms and option periods are not substantially different. There are other grants of restricted stock units.

Total stock-based compensation expense for stock option grants and restricted stock units was $15.4, $20.1 and $23.9 for fiscal 2009, 2008 and 2007, respectively.

A binomial lattice-based model is utilized for the valuation of stock option grants. Assumptions utilized in the model, which are evaluated and revised, as necessary, to reflect market conditions and experience, were as follows:

Years ended June 30	2009	2008	2007

Interest rate	0.7%-3.8%	1.3%-3.8%	4.3%-4.8%
Weighted average interest rate	3.6%	3.4%	4.5%
Dividend yield	2.0%	1.9%	1.9%
Expected volatility	18%-34%	19%-25%	16%-20%
Weighted average volatility	21%	20%	19%

Expected life in years	8.7	8.3	8.7

Because lattice-based option valuation models incorporate ranges of assumptions for inputs, those ranges are disclosed in the preceding table. Expected volatilities are based on a combination of historical volatility of P&G stock and implied volatilities of call options on P&G stock. The Company uses historical data to estimate option exercise and employee termination patterns within the valuation model. The expected term of options granted is derived from the output of the option valuation model and represents the average period of time that options granted are expected to be outstanding. The interest rate for periods within the contractual life of the options is based on the U.S. Treasury yield curve in effect at the time of grant.

The following table summarizes stock option activity under the P&G plans as it relates to employees of the Company:

	Options (in thousands)	Weighted avg. exercise price	Weighted avg. remaining contractual life in years	Aggregate intrinsic value (in millions)
Balance, June 30, 2006	10,525	$45.65

Granted	1,279	63.36
Exercised	(461)	36.11
Transfers in/(out)	(1,164)	45.73

Balance, June 30, 2007	10,179	$48.23	7.5	$134.7

Granted	870	66.30
Exercised	(680)	40.76
Transfers in/(out)	(3,058)	47.70

Balance, June 30, 2008	7,311	$51.45	7.2	$75.7

Granted	749	49.68
Exercised	(69)	41.62
Transfers in/(out)	(2,353)	52.85

Balance, June 30, 2009	5,638	$50.85	6.6	$25.4

Exercisable, June 30, 2007	6,410	$41.89	6.8	$124.1
Exercisable, June 30, 2008	4,545	44.31	6.3	75.1
Exercisable, June 30, 2009	3,712	46.70	5.5	23.4

The weighted average grant-date fair value of options granted was $11.52, $15.87 and $17.30 per share in fiscal 2009, fiscal 2008 and fiscal 2007, respectively. The total intrinsic value of options exercised was $1.5, $18.1 and $12.4 in fiscal 2009, fiscal 2008 and fiscal 2007, respectively. The total grant-date fair value of options that vested during fiscal 2009, fiscal 2008 and fiscal 2007 was $21.8, $21.0 and $24.5, respectively. Transfers in/(out) represent the net number of options associated with employees transferring in/(out) of the Company from/to P&G.

At June 30, 2009, there was $13.7 of compensation cost that has not yet been recognized related to nonvested stock options. That cost is expected to be recognized over a remaining weighted average period of 1.6 years under the ongoing P&G plan.

Note 10. Post-retirement Benefits

Multi-employer plans

Certain employees of the Company participate in P&G’s pension and other post-retirement employee benefit plans. Most of these plans are accounted for by the Company as multi-employer plans which require the Company to expense its annual contributions.

P&G has defined contribution plans which cover the majority of its U.S. employees, including the employees of the Company. These plans are fully funded. P&G generally makes contributions to participants’ accounts based on individual base salaries and years of service. For the primary U.S. defined contribution plan, the contribution rate is set annually. Total contributions for this plan approximated 15% of total participants’ annual wages and salaries in fiscal 2009, 2008 and 2007. Defined contribution benefit expenses allocated to the Company were $19.4, $22.5 and $25.4 for fiscal 2009, 2008 and 2007, respectively.

P&G provides defined benefit pension plans for employees who become eligible for these benefits when they meet minimum age and service requirements. Defined benefit pension plan participants are mainly non-U.S. based employees. Retiree defined benefit pension expenses allocated to the Company were $3.5, $4.7 and $3.8 for fiscal 2009, 2008 and 2007, respectively.

P&G provides certain other retiree benefits, primarily health care and life insurance, for employees who become eligible for these benefits when they meet minimum age and service requirements. Generally, the health care plans require cost sharing with retirees and pay a stated percentage of expenses, reduced by deductibles and other coverages. Retiree benefits expenses allocated to the Company were $2.5, $2.7 and $2.4 for fiscal 2009, 2008 and 2007, respectively.

Legally transferring plans

Defined benefit pension plans in France, Switzerland, Germany and Italy are required by law to be separable by individual business and therefore the funded status of these plans as they relate to the pharmaceuticals business is included in the Company’s balance sheet. The following provides a reconciliation of benefit obligations, plan assets, funded status, pension cost and other information related to these plans. The Company uses a June 30 measurement date for defined benefit pension plans and other retiree benefit plans.

Years ended June 30	2009	2008
Change in benefit obligation
Benefit obligation at beginning of year	$87.5	$81.4
Service cost	2.1	2.8
Interest cost	4.5	4.4
Participants’ contributions	0.1	0.1
Actuarial loss (gain)	0.3	(10.7)
Currency translation and other	(12.5)	13.0
Benefits payments	(3.4)	(3.5)

Benefit obligation at end of year	78.6	87.5
Change in plan assets
Fair value of plan assets at beginning of year	18.7	19.5
Actual return on plan assets	(2.7)	(2.1)
Employer contributions	3.0	3.5
Participants’ contributions	0.1	0.1
Currency translation and other	(2.3)	1.2
Benefits payments	(3.4)	(3.5)

Fair value of plan assets at end of year	13.4	18.7

Funded status end of year	$(65.2)	$(68.8)

Years ended June 30	2009	2008
Classification of net amount recognized
Other noncurrent assets - prepaid benefit cost	$0.4	$0.6
Accrued expenses and other liabilities - accrued benefit cost	(0.1)	(0.1)
Other noncurrent liabilities - accrued benefit cost	(65.5)	(69.3)

Net amounts recognized at June 30	$(65.2)	$(68.8)

Amounts recognized in Accumulated other comprehensive income (AOCI)
Net actuarial loss (gain)	$(0.2)	$(3.7)
Net prior service cost	1.0	1.2

Net amounts recognized in AOCI	$0.8	$(2.5)

Change in plan assets and benefit obligations recognized in AOCI
Net actuarial loss (gain) - current year	$4.2	$(7.2)
Amortization of net actuarial loss	0.1	—
Amortization of prior service (cost) / credit	(0.1)	(0.3)
Currency translation and other	(0.9)	1.8

Total change in AOCI	$3.3	$(5.7)

Net amounts recognized in periodic benefit cost and AOCI	$8.8	$0.4

The accumulated benefit obligation for the plans required by law to be separable by individual business was $68.2 and $74.1 at June 30, 2009 and 2008, respectively. On June 30, 2007, we adopted the new accounting guidance on pensions. The adoption of the new guidance resulted in a decrease to Divisional equity as of June 30, 2007, of $1.8 net of tax of $1.1, which was reflected as a cumulative effect of a change in accounting principle.

Pension plans with accumulated and projected benefit obligations in excess of plan assets consist of the following:

Year ended June 30	2009
Plans with accumulated and projected benefit obligations in excess of assets
Projected benefit obligation	$78.6
Accumulated benefit obligation	68.2
Assets	13.4

Net periodic benefit costs

Components of the net periodic benefit cost were as follows:

Years ended June 30	2009	2008	2007
Components of net periodic benefit cost
Service Cost	$2.1	$2.8	$3.3
Interest cost	4.5	4.4	3.8
Expected return on plan assets	(1.1)	(1.4)	(1.2)
Amortization of prior service cost	0.1	0.3	0.3
Amortization of net actuarial loss (gain)	(0.1)	—	0.3

Net periodic benefit cost	$5.5	$6.1	$6.5

Amounts expected to be amortized from accumulated other comprehensive income into net period benefit cost during the year ending June 30, 2010, are $0.1 and $0.1 related to net actuarial loss and net prior service cost, respectively.

Assumptions

We determine our actuarial assumptions on an annual basis. These assumptions are weighted to reflect each country that may have an impact on the cost of providing retirement benefits. The weighted average assumptions for the defined benefit calculations were as follows:

Years ended June 30	2009	2008
Weighted average assumptions used to determine benefit obligations
Discount rate	6.2%	6.2%
Rate of compensation increase	2.8%	2.8%
Weighted average assumptions used to determine net periodic pension cost
Discount rate	6.2%	6.2%
Long term expected return on plan assets	6.8%	7.2%
Rate of compensation increase	2.8%	2.9%

Several factors are considered in developing the estimate for the long-term expected rate of return on plan assets. These include historical rates of return of broad equity and bond indices and projected long-term rates of return obtained from pension investment consultants. The expected long-term rates of return for plan assets are 8%-9% for equities and 5%-6% for bonds.

Plan Assets

Our target asset allocation for the year ended June 30, 2009, and actual asset allocation by asset category as of June 30, 2009 and 2008, were as follows:

	Target asset allocation	Asset allocation at June 30
Asset category		2009	2008
Equity securities	50%	49%	50%
Debt securities	50%	49%	49%
Cash	0%	2%	1%

Total	100%	100%	100%

Our investment objective for defined benefit retirement plan assets is to meet the plans’ benefit obligations, while minimizing the potential for future required Company plan contributions. The investment strategies focus on asset class diversification, liquidity to meet benefit payments and an appropriate balance of long-term investment return and risk. Target ranges for asset allocations are determined by matching the actuarial projections of the plans’ future liabilities and benefit payments with expected long-term rates of return on the assets, taking into account investment return volatility and correlations across asset classes. Plan assets are diversified across several investment managers and are generally invested in liquid funds that are selected to track broad market equity and bond indices. Investment risk is carefully controlled with plan assets rebalanced to target allocations on a periodic basis and continual monitoring of investment managers’ performance relative to the investment guidelines established with each investment manager.

Cash Flows

Management’s best estimate of cash requirements for the defined benefit retirement plans for the year ending June 30, 2010, is approximately $4.4. This is comprised of $0.2 in expected benefit payments from the Company directly to participants of unfunded plans and $4.2 of expected contributions to funded plans. Expected contributions are dependent on many variables, including the variability of the market value of the plan assets as compared to the benefit obligation and other market or regulatory conditions. In addition, we take into consideration our business investment opportunities and resulting cash requirements. Accordingly, actual funding may differ significantly from current estimates.

Total benefit payments expected to be paid to participants, which include payments funded from the Company’s assets, as discussed above, as well as payments paid from the plans, are as follows:

Expected benefit payments
2010	$4.8
2011	3.8
2012	3.9
2013	4.0
2014	3.9
2015-2019	23.7

Note 11. Income Taxes

Income taxes are recognized for the amount of taxes payable for the current year and for the impact of deferred tax liabilities and assets, which represent future tax consequences of events that have been recognized differently in the financial statements than for tax purposes. Deferred tax assets and liabilities are established using the enacted statutory tax rates and are adjusted for any changes in such rates in the period of change.

Earnings before income taxes consisted of the following:

Years ended June 30	2009	2008	2007
United States	$646.7	$523.2	$377.6
International	171.8	157.0	175.5

Total	$818.5	$680.2	$553.1

The provision for income taxes consisted of the following:

Years ended June 30	2009	2008	2007
Current tax expense
U.S. Federal	$242.2	$220.5	$166.2
International	38.0	32.3	26.7
U.S. State and local	4.1	5.6	6.7

Total current tax expense	284.3	258.4	199.6

Deferred tax expense
U.S. Federal	(16.0)	(40.3)	(22.7)
International and other	10.9	(7.3)	(13.1)

Total deferred tax expense	(5.1)	(47.6)	(35.8)

Total tax expense	$279.2	$210.8	$163.8

A reconciliation of the U.S. federal statutory income tax rate to our actual income tax rate is provided below:

Years ended June 30	2009	2008	2007
U.S. Federal statutory income tax rate	35.0%	35.0%	35.0%
Country mix impacts of foreign operations	-1.6%	-5.2%	-7.6%
State taxes	0.6%	0.9%	1.0%
Other	0.1%	0.3%	1.2%

Effective income tax rate	34.1%	31.0%	29.6%

We have undistributed earnings of foreign subsidiaries of approximately $522.5 at June 30, 2009, for which deferred taxes have not been provided. Such earnings are considered indefinitely invested in the foreign subsidiaries. If such earnings were repatriated, additional tax expense may result, although the calculation of such additional taxes is not practicable.

On July 1, 2007, we adopted new accounting guidance on the accounting for uncertainty in income taxes. The adoption of the new guidance resulted in a decrease to Divisional equity as of July 1, 2007, of $4.1, which was reflected as a cumulative effect of a change in accounting principle, with a corresponding increase to the net liability for unrecognized tax benefits. The impact primarily reflects the accrual of additional statutory interest and penalties as required by the new accounting guidance, partially offset by adjustments to existing unrecognized tax benefits to comply with measurement principles. Additionally, the Company historically classified unrecognized tax benefits in accrued expenses and other liabilities. As a result of the adoption of the new guidance, unrecognized tax benefits not expected to be paid in the next 12 months were reclassified to noncurrent liabilities.

A reconciliation of the beginning and ending liability for unrecognized tax benefits is as follows:

Years ended June 30	2009	2008
Beginning balance	$23.3	$85.6
Decrease in tax positions for prior years	—	(66.4)
Increase in tax positions for current years	0.8	2.1
Settlements with tax authorities	(1.2)	—
Currency translation	(1.2)	2.0

Balance at June 30	$21.7	$23.3

The Company is subject to taxation in over 10 taxable jurisdictions, and at any point in time, has several audits underway at various stages of completion. We evaluate our tax positions and establish liabilities for uncertain tax positions that may be challenged by local authorities and may not be fully sustained, despite our belief that the underlying tax positions are fully supportable. Unrecognized tax benefits are reviewed on an ongoing basis and are adjusted in light of changing facts and circumstances, including progress of tax audits, developments in case law, and closing of statutes of limitations. Such adjustments are reflected in the tax provision as appropriate. The Company has made a concerted effort to bring its audit inventory to a more current position. We have done this by working with tax authorities to conduct audits for several open years at once. We have tax years open ranging from 1997 and forward. We are generally not able to reliably estimate the ultimate settlement amounts until the close of the audit. While we do not expect material changes, it is possible that the amount of unrecognized benefit with respect to our uncertain tax positions will significantly increase or decrease within the next 12 months related to the audits described above. At this time we are not able to make a reasonable estimate of the range of impact on the balance of unrecognized tax benefits or the impact on the effective tax rate related to these items.

Included in the total unrecognized tax benefit at June 30, 2009 is $20.5 that, if recognized, would impact the effective tax rate in future periods.

We recognize accrued interest and penalties related to unrecognized tax benefits in income tax expense. As of June 30, 2009 and 2008, we had accrued interest of $6.0 and $4.8 and penalties of $0.3 and $0.3, respectively, that are not included in the above table. During the fiscal years ended June 30, 2009 and 2008, we recognized $1.2 and ($8.8) in interest, respectively. During the fiscal years ended June 30, 2009 and 2008, we recognized $0.03 and $0.02 in penalties, respectively.

Deferred income tax assets and liabilities are comprised of the following:

Years ended June 30	2009	2008
Deferred tax assets
Goodwill and other intangible assets	$22.6	$23.8
Fixed assets	14.0	7.2
Loss and other carryforwards	7.3	7.8
Pension and postretirement benefits	3.9	2.7
Accrued marketing and promotion expense	2.4	2.0
Accrued compensation and benefits	1.8	1.9
Inventory	1.5	1.5
Other	65.0	73.8
Valuation allowances	(3.7)	—

Total deferred tax assets	$114.8	$120.7

Deferred tax liabilities
Goodwill and other intangible assets	1.6	1.8
Fixed assets	0.2	4.4

Total deferred tax liabilities	$1.8	$6.2

Net operating loss carry forwards were $24.3 and $26.1 at June 30, 2009 and 2008, respectively. If unused, the full amount will expire in 2020.

Note 12. Commitments and Contingencies

Purchase Commitments

The Company has purchase commitments for materials, supplies, services and property, plant and equipment as part of the normal course of business. Commitments made under take-or-pay obligations are as follows: fiscal 2010 - $5.0, fiscal 2011 - $3.1, fiscal 2012 - $3.0, fiscal 2013 - $2.8, fiscal 2014 - $2.6 and $1.0 thereafter. Such amounts represent future purchases in line with expected usage to obtain favorable pricing. Due to the proprietary nature of many of the Company’s materials and processes, certain supply contracts contain penalty provisions for early termination. The Company does not expect to incur penalty provisions for early termination that would materially affect its financial condition, cash flow or results of operations.

Operating Leases

The Company leases certain property and equipment for varying periods. Operating lease expense was $5.6, $5.9 and $5.6 in fiscal 2009, 2008 and 2007, respectively. Future minimum rental commitments under non-cancelable operating leases are as follows: fiscal 2010 - $4.2, fiscal 2011 - $2.3, fiscal 2012 - $1.0, fiscal 2013 - $0.9, fiscal 2014 - $0.9 and $1.3 thereafter.

Guarantees

The Company has not issued any financial guarantees on behalf of suppliers or customers.

Litigation

The Company is subject to various legal proceedings and claims covering a wide range of matters such as product liability and patent litigation arising out of the normal course of business.

In October 2007, Medeva Pharma Suisse AG and the Company filed a patent infringement lawsuit against Roxane Laboratories, Inc. (“Roxane”) in the U.S. District Court for the District of New Jersey (the “Court”). This lawsuit was filed in response to a notice that Roxane had filed an Abbreviated New Drug Application (ANDA) with the U.S. FDA seeking approval for a generic version of the Company’s Asacol product. The lawsuit asserts that by filing what is known as a “Paragraph IV Certification” as part of its ANDA, Roxane is infringing one of the patents that protects the Asacol product. That patent is owned by Medeva Pharma Suisse AG and is exclusively licensed to the Company. By law, the lawsuit will delay FDA’s approval of Roxane’s proposed generic product for a period of the earlier of 30 months from the filing of the lawsuit (March 2010) or resolution of the patent infringement lawsuit by the Court. Resolution of the lawsuit in the Company’s favor will prevent Roxane from marketing its generic product in the U.S. before expiration of the asserted patent in July 2013. We cannot at this time predict the outcome of the lawsuit or its final financial impact, or whether the FDA will otherwise find that Roxane’s product is approvable. However, patent litigation of this nature has some risk, and an unappealable adverse outcome or unfavorable settlement could materially impact future financial results for the Company.

As of July 2009, the Company is a defendant in 70 cases involving 78 plaintiffs who allege, among other things, that our bisphosphonate prescription drug Actonel caused them to suffer osteonecrosis of the jaw (ONJ). These cases have been filed in either federal or state courts in the U.S., except for one lawsuit in provincial court in Canada. Sanofi-aventis co-promotes Actonel with the Company and is a defendant in most of the cases, and in some of the cases, manufacturers of other bisphosphonate products are also named as defendants. Plaintiffs have typically asked for unspecified monetary and injunctive relief, as well as attorney’s fees. In addition we are aware of three other potential claimants who are under a tolling agreement suspending the statutes of limitation related to their claims. We are in the initial stages of discovery in the litigation, and cannot at this time predict the outcome of these lawsuits and claims or their financial impact. However, substantial damage awards or settlements in this litigation could materially impact future financial results for the Company.

With respect to other legal proceedings and claims, while considerable uncertainty exists, in the opinion of management and its counsel the ultimate resolution of the various lawsuits and claims will not materially affect the financial position, cash flows or results of operations of the Company.

The Company is also subject to contingencies pursuant to environmental laws and regulations that in the future may require the business to take action to correct the effects on the environment of prior manufacturing and waste disposal practices. Based on currently available information, we do not believe the ultimate resolution of environmental remediation will have a material adverse effect on our financial position, cash flow or results of operations.

Note 13. Subsequent Events

Effective August 7, 2009, the Company sold its rights to market Actonel in Japan to Ajinomoto Company for $210.0. Prior to the sale, the Company out-licensed these marketing rights to Ajinomoto in exchange for ongoing royalty payments based on the level of sales generated by Ajinomoto. The total royalty income recognized under that arrangement was $44.5, $36.3 and $32.9 in fiscal 2009, 2008 and 2007, respectively, which is included within Net sales.

On August 24, 2009, P&G signed an agreement to sell the P&G Pharmaceutical business to Warner Chilcott for an up-front cash payment of $3.1 billion. The transaction is expected to close by the end of the 2009 calendar year, pending necessary regulatory approvals.